Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES, 1st QUARTER 2006 EARNINGS – UP 9 PERCENT

POWHATAN, VA.,  April 26, 2006 / PR Newswire-FirstCall /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported  first quarter 2006 earnings of $ 1,272,416 an increase of $ 101,747 or 8.7 percent when compared to $ 1,170,669 in the first quarter of 2005. On a per share basis, basic earnings were $ 0.56 per share, versus $ 0.52 an increase of $0.04 or 7.69 percent as compared to the first quarter of the prior year, while fully diluted earnings per share were $ 0.55 compared with $ 0.51 an increase of $0.04 or 7.84 percent versus the prior year’s first quarter. In the first quarter, the Company’s return on assets was 1.26 percent up from the prior year’s first quarter of 1.23 percent, while the return on average shareholders equity was 15.14 percent, versus 14.61 percent in the prior year’s first quarter. At March 31, 2006, total assets reached a record $407,788,702, with investment securities at $161.2 million, loans at $206.2 million, deposits at $336.2 million and total shareholders equity totaling $33.3 million. At quarter end, the book value of a share of common stock had improved to $14.55 compared to $13.53 in 2005.

Average earning assets for the first quarter were $ 376.0 million, an increase of $ 24.1 million or 6.8 percent when compared to $351.9 million in the corresponding quarter last year. Average loans grew by $ 24.7 million to $205.2 million, up 13.7 percent from the prior year’s first quarter average balances of $ 180.5 million. Total deposits averaged $325.7 million up 5.1 percent from the prior year’s first quarter average of $309.9 million, continuing their growth but at slower rates than experienced in the past several years. The bank's investment securities portfolio averaged $169.5 million, essentially unchanged from the prior year’s first quarter average of $169.1 million. Overnight funds sold declined to $0.2 million compared to last year’s first quarter average of $ 1.9 million. Average total borrowings from the Federal Home Loan Bank in the first quarter remained unchanged from the prior year at $30.5 million, however the composition of the total changed with term borrowings averaging $22.1 million and overnight borrowings averaging $8.4 million as term borrowings were called and were then converted to overnight borrowings. Average total assets grew by $ 23 million or 6.0 percent to $ 404.4 million for the quarter compared to last year’s quarterly average of $ 381.4 million.

The net interest income on a fully tax equivalent (FTE) basis for the first quarter was $ 3.94 million, an increase of $302,441 or 8.3 percent compared to $ 3.63 million in the first quarter of 2005. The tax equivalent net interest margin for the first quarter increased to 4.19 percent from 4.13 percent in the prior year’s first quarter.

Non-interest income for the first quarter increased by 55.9 percent totaling $ 921,422, an increase of $330,373 compared to the prior year’s first quarter total of $ 591,049. The increase is attributable to substantially higher deposit fees and charges generated by a new overdraft program, increased net gains on securities sold, and increased fees from secondary market real estate loan sales. The bank made no provision for loan losses during the first quarter of 2006 or 2005.The loan loss reserve was maintained at 1.41 percent of net loans, versus 1.52 percent of net loans at the end of the first quarter of the prior year. The decline in the reserve ratio is reflective of the lower levels of non-performing assets throughout the year. At quarter-end nonperforming assets totaled $963,906, down from the immediately preceding fourth quarter’s balance of $1,077,905 yet up from the first quarter of 2005’s balance of $581,393. The loan loss reserve also represents 302 percent coverage of total nonperforming assets.

Non-interest expense in the first quarter 2006 totaled $3.04 million an increase of 19.1 percent versus $ 2.55 million in the first quarter of last year. The largest portion of the increase is attributed to salaries and wages due to increases in staffing plus employee health, benefit, and retirement plans, all of which are direct result of the overall growth of the bank. The remaining areas with significant increases were occupancy and equipment expenses resulting from the opening of our new main office in July 2005, advertising and public relations expense, and other operating expenses. The bank’s efficiency ratio for the first quarter was 62.6 percent compared to 60.5 percent for the first quarter of the prior year.

“First quarter 2006 was another excellent quarter, as we continue to improve on our past performance. We are particularly pleased with our loan growth, and also are encouraged by the growth in deposits during the quarter. New hires in the commercial lending and business development and support areas have obviously affected our personnel expense, however this was anticipated and should be expected as we grow...”commented Ralph Larry Lyons, President and CEO “…a return on assets of 1.26 percent, a return on equity of 15.14 percent, and a net interest margin of 4.19 percent, coupled with asset growth of 6.25 percent translated to an 8.69 percent increase in net income in the first quarter. Our expectation of favorable growth in future quarters, we believe, bodes well for our performance this year and beyond. This was one of the principal reasons our board of directors yesterday approved the second $0.01 increase this year in our quarterly cash dividend bringing it to $0.18 in addition, they approved a 5 percent stock dividend as well. We will continue our aggressive new business development strategy and I believe we remain well positioned to exceed our goals, and 2006 should be another record year for Central Virginia Bankshares.”

Readers are cautioned that this press release may contain forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 32 year-old, $400 million community bank with its headquarters and one branch in Powhatan County and six other banking offices, two in the County of Cumberland, three in Chesterfield County and one in Henrico County, adjacent to metropolitan Richmond, Va.

SOURCE :

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III, Senior Vice President and Chief Financial Officer of Central Virginia Bankshares, Inc., 804-403-2002

Selected Financial Data follows below for Central Virginia Bankshares, Inc., as of March 31, 2006

                  Central Virginia Bankshares, Inc. (unaudited)

	2006	2005

Net Income	1,272,416	1,170,669
Interest & Fees on Loans	3,960,385	3,100,161
Interest on Investments	2,347,499	2,277,751
Interest on Funds Sold	240	10,996
Interest on Deposits	2,085,492	1,608,770
Interest on Borrowings	475,258	359,856
Net Interest Income (FTE)	3,936,285	3,633,844
Non Interest Income	921,422	591,049
Loan Loss Provision	-	-
Interest Expense	2,560,750	1,968,626
Non Interest Expense	3,042,136	2,554,181
Period End Balances:
Investment Securities	161,218,850	168,835,338
Fed Funds Sold	5,246,000	2,726,000
Mortgage Loans Held for Sale	150,000	1,395,000
Loans (net of Unearned Discount)	206,162,995	178,825,888
Loan Loss Reserve	2,907,975	2,715,143
Non Interest Bearing Deposits	49,112,082	39,598,331
Total Deposits	336,240,598	315,075,972
Borrowings	35,826,500	36,368,000
Assets	407,788,702	383,770,843
Period End Shareholders Equity	33,298,893	30,624,210
Average Balances:
Average Assets	404,430,696	381,384,116
Average Earning Assets	376,013,231	351,930,794
Investment Securities	169,478,002	169,055,979
Federal Funds Sold	217,548	1,888,554
Mortgage Loans Held for Sale	1,114,886	459,544
Loans (net of Unearned Discount)	205,202,794	180,526,717
Non Interest Bearing Deposits	45,780,105	39,296,219
Total Deposits	325,690,318	309,949,380
FHLB Overnight Advances	8,370,968	1,200,000
FHLB Term Borrowings	22,129,032	29,300,000
Fed Funds Purchased & REPO	7,130,048	2,691,400
Average Shareholders Equity	33,627,483	32,052,777
Average Shares Outstanding - Basic	2,286,152	2,262,243
Average Shares Outstanding Fully Diluted	2,300,615	2,308,567
Asset Quality:
Charged Off Loans	26,302	24,794
Recoveries	16,607	41,315
Period End: Non-Accrual Loans	693,228	244,162
Loans Past Due 90 Days or More	159,847	219,471
Other Non Performing Assets	110,830	117,760
Other Real Estate	-	-
Total Non Performing Assets	963,905	581,393
Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.56	$ 0.52
Net Income Per Share - Diluted	$ 0.55	$ 0.51
Period End Book Value Per Share	$ 14.55	$ 13.53
Return on Average Assets	1.26%	1.23%
Return on Average Equity	15.14%	14.61%
Efficiency Ratio	62.62%	60.46%
Average Loans to Average Deposits	63.01%	58.24%
Reserve for Loan Losses / Loans EOP	1.41%	1.52%
Net Interest Margin (FTE)	4.19%	4.13%